As filed with the Securities and Exchange Commission on December 15, 2009
Registration No. 333-34617

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
PARALLEL PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	75-1971716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Larry C. Oldham
Chief Executive Officer
1004 N. Big Spring, Suite 400 Midland, Texas 79701 (432) 684-3727 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Parallel Petroleum Corporation 1004 N. Big Spring, Suite 400 Midland, Texas 79701 (432) 684-3727 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Parallel Petroleum Corporation Non-Employee Directors Stock Option Plan
(Full Title of the Plan)
Copies to:

Thomas W. Ortloff Lynch, Chappell & Alsup, P.C. 300 N. Marienfeld, Suite 700 Midland, Texas 79701 (432) 683-3351	W. Scott Wallace Haynes and Boone, LLP 901 Main Street, Suite 3100 Dallas, Texas 75202 (214) 651-5000
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
          This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Parallel Petroleum Corporation, a Delaware corporation (the “Company”), removes from registration all securities registered under the Registration Statement on Form S-8 (Registration Number 333-34617) filed by the Company on August 29, 1997 (the “Registration Statement”), with the U.S. Securities and Exchange Commission, pertaining to the registration of 500,000 shares of the Company’s common stock, par value $0.01 per share, offered under the Parallel Petroleum Corporation Non-Employee Directors Stock Option Plan.
     In accordance with the Agreement and Plan of Merger dated as of September 15, 2009, by and among the Company, PLLL Holdings, LLC (“Parent”), and PLLL Acquisition Co. (the “Merger Subsidiary”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 13, 2009 (the “Merger Agreement”), the Merger (as defined in the Merger Agreement) was consummated on November 25, 2009. As a result of the Merger, the Merger Subsidiary was merged with and into the Company and the Company became a wholly-owned subsidiary of Parent.
          In connection with the consummation of the Merger, each share of the Company’s common stock, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the consummation of the Merger (other than Shares held by the Company, Parent, Merger Subsidiary, any wholly-owned subsidiary of the Company, Parent or Merger Subsidiary or any holder of Dissenting Shares (as defined in the Merger Agreement)) was converted into the right to receive an amount in cash equal to $3.15 per Share (the “Merger Consideration”). Upon consummation of the Merger, the Company’s stockholders immediately prior to the consummation of the Merger ceased to have any rights as stockholders in the Company (other than their right to receive the Merger Consideration or their right to appraisal of their Shares under Delaware law) and accordingly no longer have any interest in the Company’s future earnings or growth.
          As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on December 14, 2009.

PARALLEL PETROLEUM CORPORATION
By:	/s/ Larry C. Oldham
Larry C. Oldham
President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Larry C. Oldham and Steven D. Foster, and each of them, either one of whom may act without joinder of the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Post-Effective Amendment, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey G. Shrader Jeffrey G. Shrader	Chairman of the Board, Director	December 14, 2009

/s/ Larry C. Oldham
Larry C. Oldham	Director, President and Chief Executive Officer (Principal Executive Officer)	December 14, 2009

/s/ Steven D. Foster
Steven D. Foster	Chief Financial Officer (Principal Accounting and Principal Financial Officer)	December 14, 2009

Andrew Africk	Director

Robert Falk	Director

Signature	Title	Date
/s/ Edward A. Nash Edward A. Nash	Director	December 14, 2009

/s/ Sam Oh Sam Oh	Director	December 14, 2009

/s/ Ray M. Poage Ray M. Poage	Director	December 14, 2009

Aaron Stone	Director

Jordan Zaken	Director